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                                                                    Exhibit 99.2
                                 IMP, INC. 1999
                                STOCK OPTION PLAN


                                  ARTICLE ONE

                                     GENERAL

      I.    PURPOSES OF THE PLAN

            This IMP, Inc. 1999 Stock Option Plan (the "Plan"), is intended to promote the interests of IMP, Inc., a Delaware corporation (the "Company"), by providing a method whereby key employees and key consultants of the Company or its parent or subsidiary corporations who perform valuable services for the Company and its parent and subsidiary corporations may be offered incentives or rewards which will encourage them to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Company and continue to render services to the Company or its parent and subsidiary corporations.

            For purposes of the Plan, each corporation (other than the Company) in an unbroken chain of corporations beginning with the Company shall be considered to be a "Subsidiary" of the Company, provided each such corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. Each corporation (other than the Company) in an unbroken chain of corporations ending with the Company shall be considered to be a "Parent" of the Company, provided each such corporation (other than the Company) in the unbroken chain owns, at the time of determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

      II.   ADMINISTRATION OF THE PLAN

            A. At the Board of Director's (the "Board's") discretion, administration of the Plan shall be vested in a Committee of one (1) or more Board members appointed by the Board (the "Committee"), or the Board may retain the power to administer the Plan with respect to the grant of options to individuals described in Section III of this Article One. If the Board retains this authority, the Board shall be the Committee for purposes of this Plan.

            B. Members of the Committee shall serve for such period of time as the Board may determine and may be removed by the Board at any time.

            C. The Committee shall, within the scope of its administrative functions under the Plan, have full power and authority to establish such rules and regulations as it may deem appropriate for proper administration of the Plan and to make such determinations under, and issue such interpretations of, the Plan and any outstanding options thereunder as it may deem necessary or advisable. Decisions of the Committee within the scope of its administrative functions under the Plan shall be final and binding on all parties who have an interest under its jurisdiction or any stock option issued under this Plan.


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            D.    Service on the Committee shall constitute service as a Board member, and members of such Committee shall accordingly be entitled to full indemnification and reimbursement as Board members for their service on such committee. No member of the Committee shall be liable for any act or omission made in good faith with respect to the Plan or any option grants under the Plan.

      III.  ELIGIBILITY FOR OPTION GRANTS

            A. The persons eligible to receive options pursuant to the Discretionary Option Grant Program shall be limited to key employees and key consultants of the Company or its parent or subsidiary corporations who are at the director level or below as the Committee shall select from time to time. Under no circumstances shall any individual who is a "Section 16 Insider" be eligible for a grant of an Option. For this purpose, a "Section 16 Insider" shall mean an officer or director of the Company subject to the short-swing profit liabilities of Section 16 of the Securities Exchange Act of 1934, as amended.

            B. The Committee shall, within the scope of its administrative jurisdiction under the Plan, have full authority to determine the number of shares to be covered by each grant made under the Plan, the time or times at which each such option is to be granted and is to become exercisable, and the maximum term for which the option is to be outstanding.

      IV.   STOCK SUBJECT TO THE PLAN

            A. The stock issuable under the Plan shall be shares of the Company's authorized but unissued or reacquired Common Stock, $0.01 par value per share ("Common Stock"). The maximum number of shares that may be issued over the term of the Plan shall not exceed 250,000 shares. The total number of shares issuable under the Plan shall be subject to adjustment from time to time in accordance with Section IV.C below.

            B. Should an option expire or terminate for any reason prior to exercise or surrender in full (including options cancelled in accordance with the cancellation-regrant provisions of Section III of Article Two of the Plan), the shares subject to the portion of the option not so exercised or surrendered shall be available for subsequent option grants under the Plan. Shares subject to any option or portion thereof surrendered or cancelled in accordance with
Section IV of Article Two of the Plan and all share issuances under the Plan, whether or not subsequently repurchased by the Company pursuant to its repurchase rights under the Plan, shall reduce on a share-for-share basis the number of shares of Common Stock available for subsequent option grants under this Plan. In addition, should the exercise price of an outstanding option under the Plan be paid with shares of Common Stock, then the number of shares available for issuance under the Plan shall be reduced by the gross number of shares for which the option is exercised, and not by the net number of shares of Common Stock issued to the option holder.

            C. In the event any change is made to the Common Stock issuable under the Plan by reason of any stock split, stock dividend, combination of shares, recapitalization or other change affecting the outstanding Common Stock as a class without the Company's receipt of consideration, then, appropriate adjustments shall be made to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the maximum number and/or class of securities for



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which any one individual may be granted stock options and separately exercisable stock appreciation rights over the remaining term of the Plan, and (iii) the number and/or class of securities and the option price per share in effect under each outstanding option in order to prevent the dilution or enlargement of benefits thereunder.

                                  ARTICLE TWO

                       DISCRETIONARY OPTION GRANT PROGRAM

      I.    TERMS AND CONDITIONS OF OPTIONS

            Discretionary option grants under the Plan shall be authorized by action of the Committee and shall, be non-statutory options. Each such discretionary grant shall be evidenced by an instrument in the form approved by the Committee; provided, however, that each such instrument shall comply with and incorporate the terms and conditions specified below.

            A.    Option Price.

                  1. The option price per share shall be fixed by the Committee and, to the extent required under applicable law, shall in no event be less than eighty-five percent (85%) of the fair market value per share of Common Stock on the date of grant (the "Grant Date"). For such purpose, the Grant Date shall be the date on which the Committee approves the option or, if later, the date the optionee commences Service (as defined below in Section I.C.6 of this Article Two).

                  2. To the extent required by applicable law, if any individual to whom an option is to be granted is on the Grant Date the owner of stock (as determined under Section 424(d) of the Internal Revenue Code) possessing 10% or more of the total combined voting power of all classes of stock of the Company or any one of its parent or subsidiary corporations (such person to be herein referred to as a "10% Stockholder"), then the option price per share shall not be less than one hundred ten percent (110%) of the fair market value per share of Common Stock on the Grant Date.

                  3. The option price shall become immediately due upon exercise of the option and shall, subject to the provisions of Section V of this Article Two, be payable in one of the alternative forms specified below:

                        (i) payment in cash or check payable to the Company's order; or

                        (ii) payment in shares of Common Stock held for the requisite period necessary to avoid a charge to the Company's reported earnings and valued at fair market value on the Exercise Date (as such term is defined below); or

                        (iii) to the extent the option is exercised for vested shares, payment through a broker-dealer sale and remittance procedure pursuant to which the optionee shall provide irrevocable written instructions (I) to a Company-



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            designated broker-dealer to effect the immediate sale of the purchased shares and remit to the Company, out of the sale proceeds available on the settlement date, an amount equal to the aggregate option price payable for the purchased shares plus all applicable Federal and State income and employment taxes required to be withheld by the Company by reason of such purchase and (II) to the Company to deliver the certificates for the purchased shares directly to such broker-dealer.

            For purposes of this subparagraph 3, the Exercise Date shall be the date on which written notice of the option exercise is delivered to the Company. Except to the extent the sale and remittance procedure specified above is utilized for the exercise of the option, payment of the option price for the purchased shares must accompany such notice.

                  4. The fair market value per share of Common Stock on any relevant date under subparagraph 1, 2 or 3 above (and for all other valuation purposes under the Plan) shall be determined in accordance with the following provisions:

                        (i) if the Common Stock is not at the time listed or admitted to trading on any stock exchange but is traded on the Nasdaq National Market, the fair market value shall be the closing selling price per share of Common Stock on the date in question, as such price is reported by the National Association of Securities Dealers on the Nasdaq National Market or any successor system. If there is no closing selling price for the Common Stock on the date in question, then the closing selling price on the last preceding date for which such quotation exists shall be determinative of fair market value;

                        (ii) if the Common Stock is at the time listed or admitted to trading on any stock exchange, then the fair market value shall be the closing selling price per share of Common Stock on the date in question on the stock exchange determined by the Committee to be the primary market for the Common Stock, as such prices are officially quoted in the composite tape of transactions on such exchange. If there is no reported sale of Common Stock on such exchange on the date in question, then the fair market value shall be the closing selling price on the exchange on the last preceding date for which such quotation exists; and

                        (iii) if neither (i), nor (ii) is applicable, then the Committee shall determine the fair market value.

            B. Term and Exercise of Options. Each option granted under the Plan shall become exercisable at such time or times, during such period, and for such number of shares as shall be determined by the Committee and set forth in the instrument evidencing such option; provided, however, that no such option shall have a term in excess of ten (10) years from the Grant Date. During the lifetime of the optionee, the option, together with any stock appreciation rights pertaining to such option, shall be exercisable only by the optionee and shall not be assignable or transferable by the optionee except for any transfer of the option effected by will or by the laws of descent and distribution following the optionee's death.



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            C.    Effect of Termination of Service.

                  1. Should an optionee cease to remain in Service for any reason (including death or permanent disability as defined in Section 22(e)(3) of the Internal Revenue Code) while the holder of one or more outstanding options under the Plan, then each such option shall in no event remain exercisable for more than a twelve (12) month period (or such shorter period determined by the Committee and specified in the instrument evidencing the option) following the date of such cessation of Service. Under no circumstances shall any such option be exercisable after the specified expiration date of the option term. Each such option shall, during the applicable twelve (12) month or shorter period, be exercisable only to the extent of the number of vested shares (if any) for which the option is exercisable on the date of the optionee's cessation of Service. Upon the expiration of such twelve (12) month or shorter period or (if earlier) upon the expiration of the option term, the option shall terminate and cease to be exercisable. However, the option shall immediately, upon the optionee's cessation of Service, terminate and cease to be outstanding to the extent it is not otherwise at that time exercisable for vested shares.

                  2. Should the optionee cease Service and thereafter die while holding one or more outstanding options under the Plan, then each such option may be exercised, but only to the extent of the number of vested shares (if any) for which the option is exercisable on the date of the optionee's cessation of Service (less any shares for which the option is subsequently exercised by optionee prior to his or her death), by the personal representative of the optionee's estate or by the person or persons to whom the option is transferred pursuant to the optionee's will or in accordance with the laws of descent and distribution, provided and only if such exercise occurs prior to the earlier of (i) the first anniversary of the date of the optionee's death or (ii) the specified expiration date of the option term. Upon the occurrence of the earlier event, the option shall terminate and cease to be exercisable.

                  3. Should the optionee die prior to cessation of Service, then each option under the Plan held by such optionee at the time of death may be subsequently exercised, for all or any part of the vested options at the time subject to such option, by the personal representative of the optionee's estate or by the person or persons to whom the option is transferred pursuant to the optionee's will or in accordance with the laws of descent and distribution, provided and only if such exercise occurs prior to the earlier of (i) the first anniversary of the date of the optionee's death or (ii) the specified expiration date of the option term. Upon the occurrence of the earlier event, the option shall terminate and cease to be exercisable.

                  4. If (i) the optionee's Service is terminated for misconduct (including, but not limited to, any act of dishonesty, willful misconduct, fraud or embezzlement or any unauthorized disclosure or use of confidential information or trade secrets) or (ii) the optionee makes or attempts to make any unauthorized use or disclosure of confidential information or trade secrets of the Company or its parent or subsidiary corporations, then in any such event each outstanding option held by the optionee under the Plan shall immediately terminate and cease to be exercisable.

                  5. Notwithstanding subparagraphs 1 and 2 above, the Committee shall have complete discretion, exercisable either at the time the option is granted or at any while the



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option remains outstanding, to establish as a provision applicable to the exercise of one or more options granted under the Plan that during the limited period of exercisability following cessation of Service as provided in Section I.C.1 above or following the Employee's death as provided in Section I.C.2 or
Section I.C.3 above, the option may be exercised not only with respect to the number of vested shares for which it is exercisable at the time of the optionee's cessation of Service or death but also with respect to one or more subsequent installments of purchasable shares in which the optionee would otherwise have vested had such cessation of Service not occurred.

                  6. For purposes of the foregoing provisions of this Section I of Article Two (and all other provisions of the Plan), unless it is specifically provided otherwise in the option agreement evidencing the option grant and/or the purchase agreement evidencing the shares purchased under such option, the optionee shall be deemed to remain in Service for so long as such individual renders services on a periodic basis to the Company or any parent or subsidiary corporation in the capacity of an Employee, a non-employee member of the board of directors or an independent consultant or advisor. The optionee shall be considered to be an Employee for so long as such individual remains in the employ of the Company or one or more of its parent or subsidiary corporations subject to the control and direction of the employer entity not only as to the work to be performed but also as to the manner and method of performance.

            D. Stockholder Rights. An option holder shall have none of the rights of a stockholder with respect to any shares covered by the option until such individual shall have exercised the option, paid the option price for the purchased shares and been issued a stock certificate for those shares. No adjustment shall be made for dividends or distributions (whether paid in cash, securities or other property) for which the record date is prior to the date such stock certificate is issued.

            E. Repurchase Rights. The shares of Common Stock acquired upon the exercise of options granted under the Plan may be subject to repurchase by the Company in accordance with the following provisions:

                  1. The Committee shall have the discretion to grant options that are exercisable for unvested shares of Common Stock. Should the optionee cease Service while holding such unvested shares, then the Company shall have the right to repurchase, at the option exercise price paid per share, any or all of those unvested shares. Any such repurchase right shall be exercisable by the Company (or its assignees) upon such terms and conditions (including the establishment of the appropriate vesting schedule and other provisions for the expiration of such right in one or more installments over the optionee's period of Service) as the Committee may specify in the instrument evidencing such right.

                  2. The Committee may assign the Company's repurchase rights under subparagraph 1 above to any person or entity selected by the Committee, including one or more stockholders of the Company.

                  3. All of the Company's outstanding repurchase rights shall automatically terminate, and all shares subject to such terminated rights shall immediately vest in full, upon the occurrence of any Corporate Transaction under
Section III of Article Two, except



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to the extent that: (i) any such repurchase right is, in connection with the
Corporate Transaction, to be assigned to the successor corporation (or parent thereof) or (ii) such termination is precluded by other limitations imposed by the Committee at the time the repurchase right is granted.

      II.   CORPORATE TRANSACTION

            A. In the event of one or more of the following stockholder-approved transactions (a "Corporate Transaction"):

                  1. a merger or acquisition in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the State of the Company's incorporation;

                  2. the sale, transfer or other disposition of all or substantially all of the assets of the Company; or

                  3. any reverse merger in which the Company is the surviving entity, but in which fifty percent (50%) or more of the Company's outstanding voting stock is transferred to holders different from those who held the stock immediately prior to such merger, each option outstanding under the Plan shall automatically accelerate so that each such option shall, immediately prior to the specified effective date for the Corporate Transaction, become fully exercisable with respect to the total number of shares of Common Stock at the time subject to that option and may be exercised for all or any portion of such shares. However, no such acceleration of the outstanding options under the Plan shall occur if and to the extent (i) the outstanding options are, in connection with the Corporate Transaction, either to be assumed by the successor corporation or parent thereof or be replaced with a comparable option to purchase shares of the capital stock of the successor corporation or parent thereof or (ii) the acceleration of the options is subject to other applicable limitations imposed by the Committee at the time of grant. Immediately following the consummation of the Corporate Transaction, all outstanding options under the Plan shall, except to the extent assumed by the successor corporation or its parent company, terminate and cease to be outstanding.

            B. If the Company is the surviving entity in any merger or other business combination, then each option which remains outstanding under the Plan immediately after such merger or other business combination shall be appropriately adjusted to apply and pertain to the number and class of securities which would be issuable, in consummation of such merger or business combination, to an actual holder of the same number of shares of Common Stock as are subject to such option immediately prior to such merger or business combination, and appropriate adjustments shall also be made to the option price payable per share, provided the aggregate option price payable for the option shares shall remain the same. Appropriate adjustments shall also be made to the class and number of securities available for issuance under the Plan on both an aggregate and per participant basis following the consummation of such merger or business combination.

            C. The grant of options under this Plan shall in no way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or



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to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

      III.  CANCELLATION AND NEW GRANT OF OPTIONS

            The Board shall have the authority to effect, at any time and from time to time, with the consent of the affected option holders, the cancellation of any or all outstanding options under the Plan (other than the automatic grants made pursuant to Article Three) and to grant in substitution therefor new options under the Plan covering the same or different numbers of shares of Common Stock but having an option price per share not less than eighty-five percent (85%) of the fair market value per share of Common Stock on the new Grant Date (or one hundred percent (100%) of such fair market value in the case of an Incentive Option or, in the case of a 10% Stockholder, one hundred ten percent (110%) of such fair market value).

      IV.   SURRENDER OF OPTIONS FOR CASH OR STOCK

            A. One or more option holders may be granted, upon such terms and conditions as the Committee may establish at the time of the option grant or at any time thereafter, the right to surrender all or part of an unexercised option in exchange for a distribution equal in amount to the excess of (i) the fair market value (on the surrender date) of the number of shares in which the optionee is at the time vested under the surrendered option or portion thereof over (ii) the aggregate option price payable for those vested shares.

            B. No surrender of an option shall be effective hereunder unless it is approved by the Committee. If the surrender is so approved, then the distribution to which the option holder shall accordingly become entitled under this Section IV may be made in shares of Common Stock valued at fair market value at date of surrender, in cash, or partly in shares and partly in cash, as the Committee shall in its sole discretion deem appropriate.

            C. If the surrender of an option is rejected by the Committee, then the option holder shall retain whatever rights the option holder had under the surrendered option (or surrendered portion thereof) on the date of surrender and may exercise such rights at any time prior to the later of (i) the expiration of the five (5) business day period following receipt of the rejection notice or (ii) the last day on which the option is otherwise exercisable in accordance with the terms of the instrument evidencing such option, but in no event may such rights be exercised at any time after ten (10) years (or to the extent required by applicable law five (5) years in the case of a 10% Stockholder) after the date of the option grant.

            D. The shares of Common Stock subject to any option surrendered or cancelled for an appreciation distribution pursuant to this Section IV shall not be available for subsequent option grant under the Plan.

      V.    FINANCING

            The Committee may assist any optionee in the exercise of one or more options under this Article Two of the Plan by (a) authorizing the extension of a loan to such optionee from the Company or (b) permitting the optionee to pay the option price for the purchased Common Stock in installments over a period of years. The terms of any loan or installment



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method of payment (including the interest rate and terms of repayment) will be established by the Committee in its sole discretion; provided, however, that loans and installment payments may be granted without security or collateral, but the maximum credit available to the optionee shall not exceed the sum of the aggregate option price of the purchased shares (less their par value), plus any Federal and State income and employment tax liability incurred by the optionee in connection with such exercise. The Committee may, in its absolute discretion, determine that one or more loans extended under this Section V shall be subject to forgiveness by the Company in whole or in part upon such terms and conditions as the Committee in its discretion deems appropriate.

      VI.   EXTENSION OF EXERCISE PERIODS

            The Committee shall have full power and authority exercisable in its sole discretion to extend, at the time the option is granted or at any time the option remains outstanding, the period of time for which the option is to remain exercisable following the optionee's cessation of Service from the twelve (12) month or shorter period set forth in the option agreement to such greater period of time as the Committee shall deem appropriate, but in no event beyond the specified expiration date of the option term.

                                 ARTICLE THREE

                                  MISCELLANEOUS

      I.    AMENDMENT OF THE PLAN

            The Board shall have complete and exclusive power and authority to amend or modify the Plan in any or all respects whatsoever. However, no such amendment or modification shall, without the consent of the holders, adversely affect rights and obligations with respect to options at the time outstanding under the Plan.

      II.   EFFECTIVE DATE AND TERM OF PLAN

            The Plan shall be effective as of September 30, 1999. The Plan shall terminate upon the earlier of (i) October 1, 2009 or (ii) the date on which all shares available for issuance under the Plan shall have been issued or cancelled pursuant to the exercise of options or stock appreciation rights granted hereunder. If the date of termination is determined under clause (i) above, then any options outstanding on such date shall thereafter continue to have force and effect in accordance with the provisions of the instruments evidencing such options.

      III.  USE OF PROCEEDS

            Any cash proceeds received by the Company from the sale of shares pursuant to options granted under the Plan shall be used for general corporate purposes.

      IV.   MISCELLANEOUS PROVISIONS

            A. The implementation of the Plan, the granting of any option hereunder, and the issuance of stock upon the exercise or surrender of any such option shall be subject to the



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procurement by the Company of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the options granted under it and the stock issued pursuant to it.

            B. Neither the action of the Company in establishing or restating the Plan, nor any action taken by the Committee hereunder, nor any provision of the Plan shall be construed so as to grant any individual the right to remain in the employ or service of the Company (or any parent or subsidiary) for any period of specific duration, and the Company (or such parent or subsidiary corporation) may terminate such individual's employment or service at any time and for any reason, with or without cause.



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